Exhibit 99.1

TERREMARK SLATED TO JOIN RUSSELL 2000® INDEX

MIAMI, FL (June 14, 2004) – Terremark Worldwide, Inc. (AMEX:TWW), a leading operator of integrated Tier-1 Internet exchange points and best-in-class network services, today announced that it will join the Russell 2000® Index when the broad-market index is reconstituted on June 25, according to a preliminary list of additions issued by Russell Investment Group. Membership in Russell’s 21 U.S. equity indexes is determined primarily by market capitalization rankings and style attributes.

Russell indexes are widely used by managers for index funds and as benchmarks for both passive and active investment strategies. More than $360 billion is invested in index funds based on Russell’s indexes and an additional $850 billion is benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company’s weighting in the particular index. For more information about the Russell Index, visit http://www.russell.com/us/indexes/us/membership/recon_additions.asp

About Terremark Worldwide, Inc.

Terremark Worldwide Inc. (AMEX:TWW) is a leading designer, builder and operator of integrated Tier-1 Internet exchange points and best-in-class network services, creating technology marketplaces in strategic global locations. Terremark is the owner and operator of the NAP of the Americas, the 5th Tier-1 Network Access Point in the world and the model for TerreNAP(sm) Data Centers the company is deploying in Sao Paulo, Brazil (NAP do Brasil), Madrid, Spain (NAP de las Americas — Madrid) and other emerging markets. The carrier-neutral NAP of the Americas is a state-of-the-art facility providing interconnection between global carriers, ISPs and others, as well as connecting fiber networks in Latin America, Europe, Asia and Africa to those in the U.S. Terremark is headquartered at 2601 S. Bayshore Drive, 9th Floor, Miami, Florida USA, 305/856-3200. More information about Terremark Worldwide can be found at http://www.terremark.com.

About the Russell Investment Group

Russell, a global leader in multi-manager investment services, provides investment products and services in more than 35 countries. Russell manages more than $107 billion in assets and advises clients worldwide representing $1.8 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Wash., with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo. For more information, go to www.russell.com.

Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth. Terremark does not assume any obligation to update these forward-looking statements.

Contacts:

Terremark Worldwide, Inc., Miami
Sandra Gonzalez-Levy, 305-860-7829
sgonzalez-levy@terremark.com